Exhibit 15.3
China Real Estate Information Corporation
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008, 2009 and 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of China Real Estate Information Corporation
We have audited the accompanying consolidated balance sheets of China Real Estate Information Corporation and subsidiaries (the “Group”) as of December 31, 2009 and 2010, and the related consolidated statements of operations, changes in equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of China Real Estate Information Corporation and subsidiaries as of December 31, 2009 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Group’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 26, 2011 expressed an unqualified opinion on the Group’s internal control over financial reporting.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai China
April 26, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of China Real Estate Information Corporation
We have audited the internal control over financial reporting of China Real Estate Information Corporation and subsidiaries (the “Group”) as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Group’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Group’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Group maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2010 of the Group and our report dated April 26, 2011 expressed an unqualified opinion on those financial statements.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai China
April 26, 2011

China Real Estate Information Corporation
Consolidated Balance Sheets
(In U.S. dollar except for share data)

	December 31,
	2009	2010
	$	$
Assets
Current assets:
Cash and cash equivalents	311,066,566	340,719,732
Unbilled accounts receivable, net of allowance for doubtful accounts of $5,625,089 and $4,985,475 at December 31, 2009 and 2010, respectively	22,739,129	51,175,432
Accounts receivable, net of allowance for doubtful accounts of nil and nil at December 31, 2009 and 2010, respectively	5,690,968	9,796,367
Advance payment for properties	8,108,299	—
Prepaid expenses and other current assets	6,990,396	22,231,239
Amounts due from related parties	2,460,572	5,079,850

Total current assets	357,055,930	429,002,620
Property and equipment, net	7,422,583	11,177,160
Intangible assets, net	201,138,891	182,622,246
Goodwill	449,902,711	450,299,447
Investment in affiliates	—	4,444,136
Other non-current assets	4,570,964	6,377,153

Total assets	1,020,091,079	1,083,922,762

Liabilities and Equity
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIEs without recourse to CRIC of $2,005,993 and $805,772 as of December 31, 2009 and 2010, respectively)	2,288,650	3,299,986
Advance from customers (including advance from customers of the consolidated VIEs without recourse to CRIC of $1,069,853 and $3,581,008 as of December 31, 2009 and 2010, respectively)	2,855,165	6,455,298
Accrued payroll and welfare expenses (including accrued payroll and welfare expenses of the consolidated VIEs without recourse to CRIC of $1,535,879 and $5,998,335 as of December 31, 2009 and 2010, respectively)	3,873,160	9,881,731
Income tax payable (including income tax payable of the consolidated VIEs without recourse to CRIC of $1,658,316 and $3,824,260 as of December 31, 2009 and 2010, respectively)	9,270,321	16,935,062
Other tax payable (including other tax payable of the consolidated VIEs without recourse to CRIC of $1,549,522 and $2,965,717 as of December 31, 2009 and 2010, respectively)	3,085,419	5,427,500
Amounts due to related parties (including amounts due to related parties of the consolidated VIEs without recourse to CRIC of $6,112,070 and $2,029,595 as of December 31, 2009 and 2010, respectively)	7,300,568	2,784,714
Other current liabilities (including other current liabilities of the consolidated VIEs without recourse to CRIC of $3,561,007 and $3,147,480 as of December 31, 2009 and 2010, respectively)	6,965,124	7,731,235

Total current liabilities	35,638,407	52,515,526
Deferred tax liabilities, non-current (including deferred tax liabilities, non-current of the consolidated VIEs without recourse to CRIC of $270,607 and $424,931 as of December 31, 2009 and 2010, respectively)	42,031,640	39,969,421

Total liabilities	77,670,047	92,484,947

Commitments and contingencies (Note 15)
Equity:
Ordinary shares ($0.0002 par value): 250,000,000 shares authorized, 142,922,222 and 143,749,405 shares issued and outstanding as of December 31, 2009 and 2010, respectively	28,584	28,750
Additional paid-in capital	863,169,196	882,428,759
Retained earnings	74,385,774	97,556,895
Accumulated other comprehensive income	3,629,398	8,402,643
Subscription receivables	—	(97,749)

Total CRIC equity	941,212,952	988,319,298
Non-controlling interest	1,208,080	3,118,517

Total equity	942,421,032	991,437,815

Total liabilities and equity	1,020,091,079	1,083,922,762

The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation
Consolidated Statements of Operations
(In U.S. dollar except for share data)

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Revenues
Third party revenues	49,887,948	87,384,680	155,309,013
Related party revenues	160,582	8,269,130	18,845,451

Total revenues	50,048,530	95,653,810	174,154,464
Cost of revenues	(2,897,247)	(12,810,162)	(41,009,561)
Selling, general and administrative expenses	(19,819,873)	(48,048,529)	(109,088,983)
Gain from settlement of pre-existing relationship	—	2,100,832	—

Income from operations	27,331,410	36,895,951	24,055,920
Other income (expense):
Interest income	420,517	279,079	1,726,580
Other income (expense), net	(1,341,165)	2,725,032	3,174,113

Income before taxes and equity in affiliates	26,410,762	39,900,062	28,956,613
Income tax expense	(4,721,015)	(6,306,613)	(2,791,497)

Income before equity in affiliates	21,689,747	33,593,449	26,165,116
Income (loss) from equity in affiliates	153,700	22,015,607	(276,385)

Net income	21,843,447	55,609,056	25,888,731
Less: Net income (loss) attributable to non-controlling interest	(318,214)	6,765	(52,109)

Net income attributable to CRIC shareholders	22,161,661	55,602,291	25,940,840

Earnings per share:
Basic	$0.31	$0.64	$0.18
Diluted	$0.31	$0.63	$0.18
Shares used in computation:
Basic	71,522,222	86,610,265	143,288,987
Diluted	71,522,222	88,264,301	146,193,046
The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation
Consolidated Statements of Changes in Equity
and Comprehensive Income
(In U.S. dollar)

				Retained	Accumulated
			Additional	Earnings	Other				Total
	Ordinary		Paid-in	(Accumulated	Comprehensive	Subscription	Non-controlling	Total	Comprehensive
	Shares		Capital	Deficit)	Income	Receivables	Interest	Equity	Income
	Number	$	$	$	$	$	$	$	$
Balance at January 1, 2008	71,522,222	14,304	30,000,000	(1,205,488)	923,501	(14,304)	—	29,718,013
Net income	—	—	—	22,161,661	—	—	(318,214)	21,843,447	21,843,447
Capital contribution by non-controlling interest	—	—	—	—	—	—	1,173,582	1,173,582	—
Contribution from E-House	—	—	2,591,770	—	—	—	—	2,591,770	—
Cash contribution from E-House	—	—	8,400,000	—	—	—	—	8,400,000	—
Foreign currency translation adjustments	—	—	—	—	2,784,353	—	—	2,784,353	2,784,353

Balance at December 31, 2008	71,522,222	14,304	40,991,770	20,956,173	3,707,854	(14,304)	855,368	66,511,165	24,627,800

Net income	—	—	—	55,602,291	—	—	6,765	55,609,056	55,609,056
Capital contribution and non-controlling interest recognized in connection with business acquisition	—	—	—	—	—	—	1,260,780	1,260,780	—
Collection of subscription receivables	—	—	—	—	—	10,000	—	10,000	—
Distribution to E-House	—	—	—	(1,001,304)	—	4,304	—	(997,000)	—
Cash contribution from E-House	—	—	2,499,977	—	—	—	—	2,499,977	—
Replacement of COHT share options	—	—	14,960,796	—	—	—	—	14,960,796	—
Share-based compensation	—	—	7,123,911	(1,171,386)	—	—	—	5,952,525	—
Issuance of ordinary shares to public, net of issuance cost	20,700,000	4,140	224,700,460	—	—	—	—	224,704,600	—
Issuance of ordinary shares in connection with business acquisition	47,666,667	9,533	571,990,471	—	—	—	—	572,000,004	—
Issuance of ordinary shares in exchange for a non-controlling interest	3,033,333	607	901,811	—	—	—	(902,418)	—	—
Foreign currency translation adjustments	—	—	—	—	(78,456)	—	(12,415)	(90,871)	(90,871)

Balance at December 31, 2009	142,922,222	28,584	863,169,196	74,385,774	3,629,398	—	1,208,080	942,421,032	55,518,185

Net income	—	—	—	25,940,840	—	—	(52,109)	25,888,731	25,888,731
Capital contribution and non-controlling interest recognized in connection with business acquisition	—	—	—	—	—	—	1,897,582	1,897,582	—
Distribution to E-House	—	—	—	(60,044)	—	—	—	(60,044)	—
Share-based compensation	—	—	17,443,841	(2,709,675)	—	—	—	14,734,166	—
Vesting of restricted shares	75,000	15	262,485	—	—	—	—	262,500	—
Exercise of share options	752,183	151	1,553,237	—	—	(97,749)	—	1,455,639	—
Foreign currency translation adjustments	—	—	—	—	4,773,245	—	64,964	4,838,209	4,838,209

Balance at December 31, 2010	143,749,405	28,750	882,428,759	97,556,895	8,402,643	(97,749)	3,118,517	991,437,815	30,726,940

The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation
Consolidated Statements of Cash Flows
(In U.S. dollar)

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Operating activities:
Net income	21,843,447	55,609,056	25,888,731
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	440,613	6,744,120	23,251,643
Allowance for doubtful accounts	—	4,722,707	(71,896)
Gain from settlement of pre-existing relationship	—	(2,100,832)	—
Income (loss) from equity in affiliates	(153,700)	(22,015,607)	276,385
Share-based compensation	—	5,952,525	14,734,166
Gain from sales of properties held for sale	—	(52,303)	(1,063,322)
Others	—	136,145	(262,631)
Changes in operating assets and liabilities
Accounts receivable	(21,746,362)	3,960,246	(30,959,152)
Amounts due from related parties	2,690,338	(2,432,415)	(2,619,278)
Prepaid expenses and other current assets	(11,454,306)	8,488,180	(6,982,124)
Accounts payable	387,544	1,664,048	967,694
Accrued payroll and welfare expenses	718,993	2,629,806	6,125,547
Income tax payable	3,182,709	5,262,213	7,848,071
Other tax payable	642,958	2,309,203	2,421,341
Amounts due to related parties	—	(6,186,987)	(4,399,846)
Other current liabilities	(512,730)	(7,036,553)	2,849,587
Advance from customers	839,354	2,414,276	3,537,472
Deferred tax	(124,654)	(3,054,613)	(5,547,289)

Net cash provided by (used in) operating activities	(3,245,796)	57,013,215	35,995,099

Investing activities:
Deposit for and purchase of property and equipment and intangible assets	(9,478,138)	(2,378,033)	(6,916,843)
Purchase of subsidiaries, net of cash acquired	(2,399,326)	3,243,114	563,211
Investment in affiliates	(2,500,000)	—	(4,669,376)
Proceeds from disposal of property and equipment	18,645	225,444	36,580
Deposit and proceeds for properties held for sale	—	3,042,015	4,719,440
Collection of loans from related parties	2,157,683	—	—
Deposit for acquisition	—	—	(4,529,880)

Net cash provided by (used in) investing activities	(12,201,136)	4,132,540	(10,796,868)

Financing activities:
Contribution from non-controlling interest	270	1,175,244	249,246
Proceeds of loans (repayment of loans) from related parties	5,696,838	(5,616,633)	—
Collection of subscription receivables	—	10,000	—
Advance from a related party	—	1,050,000	—
Proceeds from issuance of ordinary shares, net of paid issuance costs of $23,548,949	—	224,851,051	—
Proceeds from exercise of options	—	—	1,455,639
Contribution from E-House	8,400,000	2,499,977	—

Net cash provided by financing activities	14,097,108	223,969,639	1,704,885

Effect of exchange rate changes on cash and cash equivalents	729,589	159,934	2,750,050

Net increase (decrease) in cash and cash equivalents	(620,235)	285,275,328	29,653,166
Cash and cash equivalents at the beginning of the year	26,411,473	25,791,238	311,066,566

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Cash and cash equivalents at the end of the year	25,791,238	311,066,566	340,719,732

Supplemental disclosure of cash flow information:
Income taxes paid	1,446,702	3,379,554	5,742,205
Non-cash investing and financing activities:
Related party loans converted to equity	8,400,000	2,499,977	—
Amount due to related party for restricted shares transferred to equity	—	—	(262,500)
Related party receivable paid as dividend or (payable recorded as a capital contribution)	(2,591,770)	997,000	60,044
Issuance of ordinary shares in connection with business acquisition	—	572,000,004	—
Ordinary share issuance costs in payables	—	146,451	—
Replacement of share options due to acquisition	—	14,960,796	—
Non-controlling interest recognized in connection with business acquisition	—	85,536	1,648,336
The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008, 2009 and 2010
(In U.S. dollar)
1. Organization and Principal Activities
China Real Estate Information Corporation (the “Company” or “CRIC”) was incorporated on August 21, 2008 in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. The Company, through its subsidiaries and consolidated variable interest entities (“VIEs”), is principally engaged in providing real estate information and consulting services, real estate online services, advertising services and promotional event services in the People’s Republic of China (“PRC”). The Company, its subsidiaries and consolidated VIEs are collectively referred to as the “Group”.
E-House (China) Holdings Limited (“E-House Holdings”) is the Company’s parent company. E-House Holdings, its subsidiaries, excluding the Group, are collectively referred to as “E-House”. E-House began developing a proprietary real estate database system, or the CRIC system, in 2002, initially to support services to its clients. In April 2006, E-House incorporated a subsidiary, CRIC (China) Information Technology Co., Ltd., in the British Virgin Islands (“CRIC BVI”). In July 2006, E-House, through CRIC BVI, established a new PRC subsidiary, Shanghai CRIC Information Technology Co., Ltd. (“Shanghai CRIC”), and transferred its assets and staff relating to the CRIC system to Shanghai CRIC. Prior to the establishment of Shanghai CRIC, the real estate information and consulting services were carried out by various companies owned by E-House Holdings. Shanghai CRIC began commercializing the CRIC system and offering information and related consulting services in 2006.
Shanghai CRIC began offering real estate advertising services in 2008 through an acquired VIE in China, Shanghai Tian Zhuo Advertising Co., Ltd. and its majority owned subsidiaries (“Tian Zhuo”).
E-House Holdings transferred all of the outstanding shares of CRIC BVI to CRIC in October 2008. The restructuring process has been accounted for as a reorganization of entities under common control.
In October 2009, the Company completed its initial public offering (“IPO”) on the NASDAQ Global Select Market and acquisition of SINA Corporation’s (“SINA”) (NASDAQ: SINA) 66% equity interest in China Online Housing Technology Corporation (“COHT”), an online real estate media platform in the PRC. COHT provides online advertising, information and updates related to the real estate and home furnishing industries in China through a consolidated VIE, Beijing Yisheng Leju Information Service Co., Ltd. (“Beijing Leju”).
Upon incorporation, the Company had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House Holdings. On January 1, 2009, the Company issued an additional 99,999,000 ordinary shares to E-House Holdings for par value, or $10,000. On August 29, 2009, the Company effected a reverse share split whereby all of 100,000,000 issued and outstanding ordinary shares, having a par value of $0.0001 per share, were converted into 50,000,000 ordinary shares, having a par value of $0.0002 per share, and the number of authorized shares was reduced from 500,000,000 to 250,000,000. On September 28, 2009, the Company issued 21,522,222 additional ordinary shares at par value to E-House Holdings. Both the reverse share split and the ordinary share issuance to E-House Holdings have been retroactively reflected for all periods presented herein.
Upon completion of its IPO and acquisition of COHT in October 2009, the Company issued 20,700,000 additional ordinary shares to the public, 47,666,667 shares in connection with the acquisition of COHT and 3,033,333 shares in exchange for a non-controlling interest.
In April 2010, Shanghai CRIC acquired 55% of the equity interest in Shanghai Dehu PR Consulting Co., Ltd., (“Shanghai Dehu”). Shanghai Dehu provides promotional events services.
The following table lists major subsidiaries and the consolidated VIEs of the Company as of December 31, 2010:

	Date of	Place of	Percentage of
	incorporation	incorporation	Ownership
Shanghai CRIC Information Technology Co., Ltd.	3-Jul-06	PRC	100%
Shanghai Dehu PR Consulting Co., Ltd.	9-Feb-07	PRC	55%
Shanghai Tian Zhuo Advertising Co., Ltd.	27-Feb-08	PRC	VIE
Beijing Yisheng Leju Information Services Co., Ltd.	13-Feb-08	PRC	VIE
The Group’s consolidated financial statements for periods prior to the Company’s IPO in October 2009 have been prepared on a carve-out basis and represent the assets and liabilities and the related results of operations and cash flows of the Group, which represent two operating segments of E-House Holdings. The financial data of previously separate entities have been combined, to the extent included in the aforementioned operating segments of E-House Holdings, for all periods presented up to the IPO date as all such entities were under common control. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Group had actually existed on a standalone basis during the periods presented. Transactions between the Group and E-House are herein referred to as related party transactions.

In connection with its IPO, the Company entered into non-competition arrangements with E-House Holdings on July 29, 2009, according to which E-House has agreed not to compete with the Group in the real estate information and consulting services and real estate advertising services business anywhere in the world and the Group has agreed not to compete with E-House in any services then provided or contemplated by E-House. Prior to these non-competition arrangements, both E-House and the Group conducted real estate information and consulting services and primary real estate agency services. Shanghai CRIC began offering real estate advertising services in 2008, and there were no advertising activities prior to the formation of CRIC BVI and Shanghai CRIC.
The consolidated financial statements for periods prior to CRIC’s IPO include the Group’s direct expenses as well as allocations for various selling, general and administrative expenses of E-House that are not directly related to real estate information and consulting services or real estate advertising services. These expenses consist primarily of share-based compensation expenses of senior management and shared marketing and management expenses including marketing, finance, legal, technology, human resources, administration and internal audit. These allocations were made using a proportional cost allocation method and were based on revenues, expenses and headcount as well as estimates of actual time spent on the provision of services attributable to the Group. Management believes these allocations are reasonable. Total selling, general and administrative expenses allocated from E-House are $3,516,284 and $2,477,446 for the years ended December 31, 2008 and for the period from January 1, 2009 to the IPO date, respectively. Income tax liability is calculated based on a separate return basis as if the Group had filed a separate tax return. Subsequent to the IPO, there have not been any selling, general and administrative expenses allocations as E-House began charging the Group transitional corporate service fees pursuant to agreements entered into on July 29, 2009 in connection with the Company’s IPO. Under these transitional services arrangements, E-House provides various corporate support services to the Group, including general finance and accounting, human resource management, administrative, internal control and internal audit, operational management, legal and information technology. E-House charges the Group a fee based on an estimate of the actual cost incurred to provide such services, which amounted to $583,650 and $1,522,497 for the period from the IPO date to December 31, 2009 and the year ended December 31, 2010, respectively.
2. Summary of Principal Accounting Policies
(a) Basis of presentation
The consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).
(b) Basis of consolidation
The consolidated financial statements include the financial statements of CRIC, its majority owned subsidiaries and its VIEs, Tian Zhuo and Beijing Leju. All significant inter-company transactions and balances have been eliminated in consolidation.
The Group evaluates each of its interests in private companies to determine whether or not the entity is a VIE and, if so, whether the Group is the primary beneficiary of such VIE. If deemed the primary beneficiary, the Group consolidates the VIE.
PRC regulations currently prohibit or restrict foreign ownership of companies that provide Internet content and advertising services. To comply with these regulations, the Group provides substantially all of its real estate advertising services through the investments held by Tian Zhuo, a PRC entity controlled by Xin Zhou, the Group’s co-chairman and chief executive officer. On April 1, 2008, Tian Zhuo entered into various agreements with Shanghai CRIC, including a Consultancy Service Agreement, Shareholder Voting Rights Proxy Agreement and Exclusive Equity Transfer Call Agreement. Under these agreements, Shanghai CRIC provides Tian Zhuo with consulting and related services and information services and is entitled to receive service fees. In addition, the shareholder of Tian Zhuo irrevocably granted Shanghai CRIC the power to exercise all voting rights to which it was entitled. Finally, Shanghai CRIC has the option to acquire all or part of the equity interests in Tian Zhuo, to the extent permitted by the then-effective PRC laws and regulations, for nominal consideration.
Through the contractual arrangements described above, Shanghai CRIC is deemed the primary beneficiary of Tian Zhuo. Accordingly, the results of Tian Zhuo and its subsidiaries have been included in the accompanying consolidated financial statements, beginning April 1, 2008.
During 2008, the Group funded Tian Zhuo’s capital requirements of $146,314 and provided an additional $5,120,989 for the purpose of acquisitions and $9,949,353 as prepayment and deposit for a three-year period for real estate advertising placements to certain Shanghai newspapers via a $15,216,656 interest-free loan to Xin Zhou. Tian Zhuo repaid $2,621,870 and nil during the year ended December 31, 2009 and 2010, respectively.

The following financial statement amounts and balances of Tian Zhuo were included in the accompanying consolidated financial statements:

	As of December 31,
	2009	2010
	$	$
Cash and cash equivalents	9,631,554	12,133,157
Unbilled accounts receivable, net of allowance for doubtful accounts	3,803,925	2,864,778
Accounts receivable, net of allowance for doubtful accounts	2,105,244	784,813
Prepaid expenses and other current assets	2,675,884	1,511,617
Amounts due from related parties	410,401	195,639

Total current assets	18,627,008	17,490,004
Total noncurrent assets	6,450,738	6,562,186

Total assets	25,077,746	24,052,190

Accounts payable	1,887,725	319,812
Accrued payroll and welfare expenses	640,283	611,029
Income tax payable	836,915	1,156,467
Other tax payable	576,058	412,247
Other current liabilities	736,553	960,528

Total current liabilities	4,677,534	3,460,083
Deferred tax liabilities, non-current	270,607	202,955

Total liabilities	4,948,141	3,663,038

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Total revenues	1,659,801	14,428,584	10,394,582
Net income (loss)	(890,998)	620,258	37,030
To comply with PRC laws and regulations, COHT provides substantially all its Internet content and advertising services in China via its VIE, Beijing Leju. Beijing Leju is an advertising agency that sells the advertisements for its real-estate and home furnishing channels. Beijing Leju is wholly-owned by certain PRC officers of the Group and was funded by COHT through interest-free loans to such officers. These officers are contractually required to transfer their ownership interest in Beijing Leju to COHT when permitted by PRC laws and regulations at any time for the amount of loans outstanding. The shareholders of Beijing Leju irrevocably granted COHT the power to exercise all voting rights to which it was entitled. COHT has also entered into exclusive technical service agreements with Beijing Leju under which COHT provides technical and other services to Beijing Leju in exchange for substantially all of Beijing Leju’s net income. In addition, the employee shareholders have pledged their shares in Beijing Leju as collateral for the non-payment of loans and technical and other service fees. As of December 31, 2010, the total amount of interest-free loans extended to Beijing Leju’s employee shareholders was $1,509,960 and the accumulated gain of Beijing Leju subsequent to acquisition were $1,173,456 which has been included in the consolidated financial statements.
The following financial statement amounts and balances of Beijing Leju were included in the accompanying consolidated financial statements:

	As of December 31,
	2009	2010
	$	$
Cash and cash equivalents	2,128,200	41,914,203
Unbilled accounts receivable, net of allowance for doubtful accounts	13,814,540	35,028,633
Prepaid expenses and other current assets	2,661,465	10,192,141
Amounts due from related parties	9,465	—

Total current assets	18,613,670	87,134,977
Total noncurrent assets	1,273,393	5,402,561

Total assets	19,887,063	92,537,538

Accounts payable	118,268	485,960
Advance from customers	1,069,853	3,581,008
Accrued payroll and welfare expenses	895,596	5,387,306
Income tax payable	821,401	2,667,793
Other tax payable	973,464	2,553,470
Amounts due to related parties	6,112,070	2,029,595
Other current liability	2,824,454	2,186,952

Total current liabilities	12,815,106	18,892,084
Deferred tax liabilities, non-current	—	221,976

Total liabilities	12,815,106	19,114,060

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Total revenues	—	13,813,076	66,876,338
Net income	—	147,922	1,025,534
There are no consolidated VIE’s assets that are collateral for the VIE’s obligations and are not restricted solely to settle the VIE’s obligations.
(c) Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Significant accounting estimates reflected in the Group’s financial statements include estimated useful lives and valuation of long-lived assets, valuation of goodwill, allowance for doubtful accounts, assumption related to share-based compensation arrangements, assumption related to the consolidation of entities in which the Group holds variable interest, uncertain tax position and the valuation allowance on deferred tax assets.
(d) Fair value of financial instruments
The Group records certain of its financial assets and liabilities at fair value on a recurring basis. Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.
The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is as follows:
Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model- derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.
The carrying amount of cash, accounts receivable, advance payment for properties, other receivables, accounts payable, other payables and amounts due from/to related parties approximates fair value due to their short-term nature.
(e) Business combinations
Business combinations are recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities are recorded at their fair market value at the date of acquisition. Any excess of acquisition cost over the fair value of the acquired assets and liabilities, including identifiable intangible assets, is recorded as goodwill.
(f) Cash and cash equivalents
Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.
(g) Unbilled accounts receivable
Unbilled accounts receivable represents amounts recognized in revenue prior to issuing official tax receipts to customers. The Group regularly reviews the collectability of unbilled accounts receivable in the same method as accounts receivable.
(h) Advance payment for properties and properties held for sale
In May 2008, the Group prepaid $7,791,586 for an office building, which the Group intended to use as its corporate office. As of December 31, 2009, the Group had recorded the prepayment as an advance payment for properties. In 2010, the Group obtained legal ownership of the office building, which includes 41 separate units in total. The Group has the ability and intent to sell the properties and has been actively marketing them for that purpose after the Group obtained a 20-year lease of another office building through the acquisition of Portal Overseas Limited in April 2009, and accordingly, has classified the 41 units properties held for sale.

Properties held for sale are stated at the lower of cost or net realizable value. Cost comprises the cost of purchase and direct costs associated with the purchase. The Group evaluates its properties held for sale for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. There was no impairment for properties held for sale for the years ended December 31, 2010. The realized gain from selling of the properties was $52,303 and $1,063,322 for the years ended December 31, 2009 and 2010, respectively. As of December 31, 2010, the Group still holds 10 of the 41 units of the above office buildings with a total carrying value of $1,871,062, which is included as a component of prepaid expenses and other current assets.
(i) Investment in affiliates
Affiliated companies are entities over which the Group has significant influence, but which it does not control. The Group generally considers an ownership interest of 20% or higher to represent significant influence. Investments in affiliates are accounted for by the equity method of accounting. Under this method, the Group’s share of the post-acquisition profits or losses of affiliated companies is recognized in the income statement and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income. Unrealized gains on transactions between the Group and its affiliated companies are eliminated to the extent of the Group’s interest in the affiliated companies; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. When the Group’s share of losses in an affiliated company equals or exceeds its interest in the affiliated company, the Group does not recognize further losses, unless the Group has incurred obligations or made payments on behalf of the affiliated company. An impairment loss is recorded when there has been a loss in value of the investment that is other than temporary. The Group has not recorded any impairment losses in any of the periods reported.
(j) Property and equipment, net
Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Over the shorter of the lease term or their estimated useful lives
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years
Gains and losses from the disposal of property and equipment are included in income from operations.
(k) Intangible assets, net
Acquired intangible assets mainly consist of license agreements with SINA, a real estate advertising agency agreement with SINA, CRIC database license agreement, favorable lease terms, customer relationships and non-compete agreements from business combinations and are recorded at fair value on the acquisition date. All intangible assets, with the exception of customer relationships, are amortized ratably over the contract period. Intangible assets resulting out of acquired customer relationships are amortized based on the timing of the revenue expected to be derived from the respective customer.
(l) Internally developed software
Qualifying costs incurred during the application development stage, which consist primarily of internal labor costs and external cost, are capitalized and amortized over the estimated useful life of the asset. All other costs are expensed as incurred. Historically the costs incurred have been immaterial and, as a result, expensed as incurred.
(m) Impairment of long-lived assets
The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Group measures impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss equal to the excess of the carrying amount over the fair value of the assets.
(n) Impairment of goodwill
The Group performs an annual goodwill impairment test comprised of two steps. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Management performs its annual goodwill impairment test on December 31. No goodwill has been impaired during any of the periods presented.
(o) Income taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities.
The Group only recognizes tax benefits related to uncertain tax positions when such positions are more likely than not of being sustained upon examination. For such positions, the amount of tax benefit that the Group recognizes is the largest amount of tax benefit that is more than fifty percent likely of being sustained upon the ultimate settlement of such uncertain position. The Group records interest and penalties as a component of income tax expense.
(p) Share-based compensation
Share-based compensation cost is measured on the grant date, based on the fair value of the award, and recognized as an expense over the requisite service period. Management has made an estimate of expected forfeitures and recognizes compensation cost only for those equity awards expected to vest.
(q) Revenue recognition
The Group recognizes revenues when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded, net of sales related taxes.
The Group provides real estate consulting services to customers in relation to land acquisition and property development. In certain instances, the Group agrees to a consulting arrangement wherein payment is contingent upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. The Group recognizes revenue under such arrangements upon delivery of the final product, assuming customer acceptance has occurred and the fee is no longer contingent. In other instances, the Group provides services periodically during the development stage of a real estate project, such as monthly market updates. The contractual period for such arrangements is usually between one and twelve months with revenue being recognized ratably over such period.
The Group sells subscriptions to its proprietary CRIC system for which revenues are recognized ratably over the subscription period, which is usually six to twelve months.
When an arrangement includes periodic consulting services and subscriptions for the CRIC system, revenues are recognized ratably over the longer of the consulting and CRIC system subscription period. When an arrangement includes project-based consulting services and subscriptions for the CRIC system, the entire arrangement is considered a single unit of account as the Group does not have objective and reliable evidence of fair value for each deliverable. Revenue is recognized based on the revenue recognition model for the final deliverable in the arrangement, which is typically the subscription for the CRIC system which requires ratable recognition over the subscription period. The Group has objective and reliable evidence of the fair value for the CRIC system subscription service. As such, upon delivery of the consulting product, the Group defers the fair value of the remaining CRIC system subscription and recognizes the residual amount, or the difference between the remaining fair value of the CRIC system subscription and the total arrangement fee, as revenue, assuming all other revenue recognition criteria have been met. The residual amount recognized is limited to the cumulative amount due under the terms of the arrangement.
The Group’s parent company, E-House, has multiple element arrangements that have included the provision of primary real estate services, payment of which is based on a commission rate that is contingent upon the sale of real estate, consulting services and/or subscription for the CRIC system. E-House has determined that the commission rate for the primary real estate services under these multiple element arrangements has been at fair value. Fixed arrangement fees associated with the consulting services and/or subscription for the CRIC system under multiple element arrangements have been recognized in accordance with the preceding paragraph.
The Group generates online real estate revenues principally from online advertising, sponsorship arrangements and, to a lesser extent, hosting arrangements. Online advertising arrangements allow advertisers to place advertisements on particular areas of the Group’s websites, in particular formats and over particular periods of time. Advertising revenues from online advertising arrangements are recognized ratably over the contract period of display when collectability is reasonably assured. Sponsorship arrangements allow advertisers to sponsor a particular area on the Group’s websites in exchange for a fixed payment over the contract period. Advertising revenues from sponsorship arrangements are recognized ratably over the contract period. Revenues for advertising services are recognized net of agency rebates. The Group also generates advertising revenues from outsourcing certain regional sites for a fixed period of time to local hosting partners, who are responsible for both website operation and related advertising sales. Advertising revenues from hosted websites are recognized ratably over the term of the contract.

The Group also generates revenues from real estate advertising design services, which are recognized ratably over the specified contract period ranging from three to twelve months. The Group also provides advertising sales services by acquiring advertising space and subsequently reselling such space. Revenues under such arrangements are recognized when the related advertisement is placed. Advertising sales revenues are recognized on a gross basis because the Group acts as the principal and is the primary obligor in the arrangement.
The Group also provides promotional events services and recognizes revenues when such services are rendered and assuming all other revenue recognition criteria have been met.
Deferred revenues are recognized when payments are received in advance of revenue recognition.
(r) Cost of revenue
Cost of revenue for real estate information and consulting services primarily consists of costs incurred for developing, maintaining and updating the CRIC system, which includes cost of data purchased or licensed from third-party sources, personnel related costs and associated equipment depreciation. Cost of revenue for online real estate services consists of costs associated with the production of websites, which includes fees paid to third parties for internet connection, content and services, personnel related costs, amortization of intangible assets, depreciation associated with website production equipment and fees paid to SINA for advertising inventory on non-real estate channels and fees paid to Baidu, Inc (“Baidu”) for the exclusive right to build and operate all of Baidu’s web channels related to real estate and home furnishing. Cost of revenue also consists of fees paid to third parties for the services directly related to advertising design and promotional event services and the cost incurred to acquire advertising space for resale. Cost of revenue for promotional event services includes salaries of sales and support staff and fees paid to third parties for the services directly related to promotional event services.
(s) Advertising expenses
Advertising expenses are charged to the statements of operations in the period incurred and amounted to $1,424,240, $1,814,442 and $14,276,536 for the years ended December 31, 2008, 2009 and 2010, respectively.
(t) Foreign currency translation
The functional currency of the Company is the United States dollar (“U.S. dollar”) and is used as the reporting currency of the Company. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollar at the rates of exchange ruling at the balance sheet date. Equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive income in the consolidated statements of shareholder’s equity and comprehensive income.
The financial records of certain of the Company’s subsidiaries are maintained in local currencies other than the U.S. dollar, such as Renminbi (“RMB”), which are their functional currencies. Transactions in other currencies are recorded at the rates of exchange prevailing when the transactions occur.
The Group recorded an exchange loss of $1,341,165, exchange gain of $159,933 and exchange loss of $641,043 for the years ended December 31, 2008, 2009 and 2010, respectively.
(u) Government subsidies
Government subsidies include cash subsidies received by the Company’s subsidiaries and VIEs in the PRC from local governments. These subsidies are generally provided as incentives for investing in certain local districts. Cash subsidies of nil, $2,426,546 and $2,143,869 for the years ended December 31, 2008, 2009 and 2010 are included in other income (expense) in the consolidated statements of operations. There is no assurance that the Group will receive similar or any subsidies in the future.
(v) Concentration of credit risk
Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places its cash and cash equivalents with reputable financial institutions.
The Group regularly reviews the creditworthiness of its customers, but generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts primarily based on factors surrounding the credit risk of specific customers, including overall relationship with the customer, past and ongoing business relationship, past record and pattern of settling receivables, length of the receivable and other specific information indicating the collectability of the receivables.

Movement of the allowance for doubtful accounts for accounts receivable, unbilled accounts receivable and other receivables is as follows:

	2009	2010
	$	$
Balance as of January 1,	—	5,625,089
Provisions for doubtful accounts	4,722,707	656,333
Business acquisition	2,440,358	—
Recovery of provisions for doubtful accounts	—	(728,229)
Write offs	(1,539,914)	(728,707)
Changes due to foreign exchange	1,938	160,989

Balance as of December 31,	5,625,089	4,985,475

(w) Earnings per share
Basic earnings per share is computed by dividing income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period.
Diluted earnings per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.
The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

	Years Ended December 31,
	2008	2009	2010
Net income attributable to CRIC	$22,161,661	$55,602,291	$25,940,840

Weighted average ordinary shares outstanding — basic	71,522,222	86,610,265	143,288,987
Share options	—	1,654,036	2,904,059

Weighted average number of ordinary shares outstanding — diluted	71,522,222	88,264,301	146,193,046

Basic earnings per share	$0.31	$0.64	$0.18

Diluted earnings per share	$0.31	$0.63	$0.18

(x) Comprehensive income
Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions to owners. For the years presented, total comprehensive income included net income and foreign currency translation adjustments.
(y) Recently issued accounting pronouncements
In October 2009, the FASB issued ASU 2009-13, “Revenue Recognition (Topic 605) — Multiple- Deliverable Revenue Arrangements” (previously EITF 08-1, “Revenue Arrangements with Multiple Deliverables”). This ASU addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. This accounting standard will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Group does not believe the application of this ASU will have a material effect on its consolidated financial statements.
In December 2010, the FASB issued ASU 2010-28, “Intangibles — Goodwill and Others (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.” This ASU specifies that an entity with reporting units that have carrying amounts that are zero or negative is required to assess whether it is more likely than not that the reporting units’ goodwill is impaired. If the entity determines that it is more likely than not that the goodwill of one or more of its reporting units is impaired, the entity should perform Step 2 of the goodwill impairment test for those reporting unit(s). Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings in the period of adoption. Any goodwill impairments occurring after the initial adoption of the revised guidance should be included in earnings as required by Section 350-20-35. The revised guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Group does not believe the application of this ASU will have an effect on its consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations”. This ASU addresses that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The revised guidance also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The revised guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Group will apply the revised disclosure provisions in the notes to its consolidated financial statements prospectively, as applicable. The application of this ASU will not have an effect on the Group’s consolidated financial statements.
3. Investment in Affiliates
On February 24, 2008, the Group entered into a joint venture agreement with SINA to form COHT, which operates a real estate Internet business in China that provides online advertising, information and updates related to the real estate and home furnishing industries in China. The Group contributed $2.5 million in cash and a 10-year license to its proprietary CRIC database and SINA contributed $2.5 million in cash and the right to its real estate and home decoration channel operations for a period of 10 years. Upon COHT’s formation, the Group and SINA held a 34% and 66% interest in COHT, respectively. The Group recorded an initial investment cost of $4,908,694, including $2.5 million cash contribution, $2,400,951 in the portion of the fair value of the 10-year license to its proprietary CRIC database ascribed to SINA, proportional to its 66% interest, and $7,743 in transaction cost. The Group recorded deferred revenue of $2,400,951, which was recognized as revenue over the ten-year term of the contributed CRIC database license given the Group’s ongoing obligation to continually maintain and update the content contained within the CRIC database. Deferred revenue was classified as current or non-current depending on when the revenue was expected to be recognized.
This transaction was accounted for using the equity method with the purchase price of COHT allocated as follows:

	Allocated	Amortization
	Value	Period
	$
Cash acquired	1,700,000
Intangible assets
— Advertising rights	2,894,775	10 years
— Customer contract backlog	313,919	6 months

Total	4,908,694

The initial purchase price resulted in negative goodwill of $325,395, which has been reflected above as a reduction in the recorded amount of intangible assets acquired.
In October 2009, the Company acquired SINA’s 66% equity interest in COHT, increasing its interest from 34% to 100% (Note 4).
In August 2010, the Group entered into a cooperation agreement with China Real Estate Research Association (“CRERA”) and China Real Estate Association (“CREA”) to form a joint venture, Beijing China Real Estate Research Association Technology Ltd (“CRERAT”), which has the exclusive rights to host exhibition and activities sponsored by CRERA or CREA. The new entity also provides other real estate related research reports and consulting services. CRIC paid $4,669,376 for a 51% equity interest in the joint venture. CRERA and CREA, collectively own the remaining 49%. The Group does not control the board of CRERAT, who has the power to direct the entity’s significant operating activities. Therefore, the transaction was accounted for using the equity method. Under the cooperation agreement, the Group has guaranteed profits of up to $18,119,520 to CRERA and CREA over the eight year term of the joint venture. The Group’s maximum exposure to loss as a result of its involvement with the joint venture amounted to $22,788,896, which includes the initial investment in the joint venture and the potential future contingency related to the profit guarantee. The Group believes that the likelihood that it will be required to provide payments under the profit guarantee is remote.
4. Acquisitions of Subsidiaries
In October 2009, the Company acquired SINA’s 66% equity interest in COHT, increasing its interest from 34% to 100%, in exchange for 47,666,667 of the Company’s ordinary shares. The Company acquired COHT in an effort to create substantial synergies between its current operations and COHT’s real estate business by, among other things, providing its real estate developer clients with access to SINA’s large Internet user base and leveraging its established relationships with real estate developers to attract more advertising clients for COHT’s real estate websites.

The following table summarizes the purchase consideration to acquire COHT:

Amount
$
Fair value of Company’s shares issued *	572,000,004
Replacement of COHT’s share options (Note 10)	14,960,796

Consideration	586,960,800
Fair value of the Company’s investment in COHT held before the business combination **	27,078,000

Total value to be allocated in purchase accounting	614,038,800

*	The fair value of the 47,666,667 ordinary shares issued by the Company was based on the IPO offering price of the Company’s American depositary shares (“ADS”).

**
As a result of the Company obtaining control over COHT, the Company’s previously held equity interest was remeasured to fair value of $27,078,000, with the excess of fair value over the carrying amount recognized as a gain of $21,453,221.

The purchase price has been allocated as follows:

	Allocated	Amortization
	Value	Period
	$
Total tangible assets acquired	26,703,269
Liabilities assumed	(17,432,772)
Intangible assets acquired:
— License agreements with SINA	80,660,000	10 years
— Real estate advertising agency agreement with SINA	106,790,000	10 years
— CRIC database license agreement	8,300,000	9 years
— Customer relationship	5,580,000	10 years
— Customer contract backlog	110,000	1 year
Goodwill	444,885,665
Deferred tax liabilities	(41,557,362)

	614,038,800

The acquisition was accounted for as a purchase transaction, and accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair values at the date of acquisition. The primary items that generated the goodwill were the value of the synergies between COHT and the Company and the acquired assembled workforce, neither of which qualified as an amortizable intangible asset. The Goodwill was assigned to a new segment created as a result of this acquisition, “online real estate advertising services segment”. The goodwill is not deductible for tax purposes.
The fair value of the assets acquired includes accounts receivable of $13,177,212. The gross amount due under contracts is $15,617,292, of which $2,440,080 is expected to be uncollectible. The Company did not acquire any other class of receivable as a result of this acquisition.
Prior to the acquisition of COHT, CRIC had a pre-existing relationship with COHT in the form of an ongoing obligation to maintain and update the CRIC database, which was contributed to COHT through a 10-year license. CRIC had recorded deferred revenue of $2,400,951 at the date of COHT’s inception in 2008. Upon completion of its acquisition of COHT in October 2009, the Company recorded a $2,100,832 gain on settlement of this pre-existing relationship that equals the remaining unamortized deferred revenue.
In April 2009, the Group acquired Portal Overseas Limited (“Portal Overseas”), a company incorporated in the British Virgin Islands, for $7,193,030. Portal Overseas was a development stage company that had acquired a 20-year lease for an office building in Shanghai and was developing such building for subsequent sub-lease. The Group acquired Portal Overseas to obtain the lease of the office building, which the Group uses as its corporate office. The purchase price was allocated as follows:

	Allocated	Amortization
	Value	Period
	$
Cash	1,265,772
Other current assets	1,463,529
Liabilities assumed	(4,390,507)
Leasehold improvements	2,077,479	5-20 years
Prepaid rent	4,348,647	20 years
Favorable lease term	2,428,110	20 years

Total	7,193,030

To expand its real estate consulting and real estate advertising services, the Group completed the following two acquisitions in 2008:
In September 2008, the Group acquired a 60% equity interest in Wushi Consolidated (Beijing) Advertising Media Co., Ltd. for $2,678,728. The transaction was accounted for using the purchase method with the purchase price allocated as follows:

	Allocated	Amortization
	Value	Period
	$
Cash acquired	1,759,969
Intangible assets
Customer advertising designing contracts	81,438	3 months
Non-compete agreements	191,424	5 years
Goodwill	666,257
Deferred tax liabilities	(20,360)

Total	2,678,728

The goodwill was allocated to other services segment. Goodwill is not deductible for tax purposes.
In October, 2008, the Group purchased a 100% interest in Guangzhou Integrated Residential Building Industry Facility Co., Ltd. for $4,451,118. The transaction was accounted for using the purchase method, with the purchase price allocated as follows:

	Allocated	Amortization
	Value	Period
	$
Tangible assets acquired	1,217,304
Liabilities assumed	(1,434,594)
Intangible assets—Non-compete agreements	1,420,688	5 years
Goodwill	3,602,892
Deferred tax liabilities	(355,172)

Total	4,451,118

The goodwill was allocated to the real estate information and consulting services segment. Goodwill is not deductible for tax purposes.
5. Property and Equipment, Net
Property and equipment, net consists of the following:

	As of December 31,
	2009	2010
	$	$
Leasehold improvements	4,020,790	5,097,636
Furniture, fixtures and equipment	5,215,145	9,868,278
Motor vehicles	353,492	997,773

Total	9,589,427	15,963,687
Less: Accumulated depreciation	(2,166,844)	(4,786,527)

Property and equipment, net	7,422,583	11,177,160

Depreciation expense was $274,644, $1,246,567 and $2,473,490 for the years ended December 31, 2008, 2009 and 2010, respectively.
6. Intangible Assets, Net
Intangible assets subject to amortization are comprised of the following:

	As of December 31,
	2009	2010
	$	$
License agreements with SINA	80,660,000	80,660,000
Real estate advertising agency agreement with SINA	106,790,000	106,790,000
CRIC database license agreement	8,300,000	8,300,000
Favorable lease term	2,428,110	2,428,110
Customer relationship	5,788,603	7,443,088
Customer contract backlog	110,000	—
Non-compete agreements	1,612,112	2,074,417
Computer software licenses	1,207,744	1,352,461

	206,896,569	209,048,076

Less: Accumulated amortization
License agreements with SINA	(2,016,500)	(10,082,500)
Real estate advertising agency agreement with SINA	(2,617,402)	(13,087,008)
CRIC database license agreement	(244,118)	(1,220,589)
Favorable lease term	(91,054)	(212,460)
Customer relationship	(40,622)	(541,013)
Customer contract backlog	(110,000)	—
Non-compete agreements	(388,634)	(768,887)
Computer software licenses	(249,348)	(513,373)

	(5,757,678)	(26,425,830)

Intangible assets subject to amortization, net	201,138,891	182,622,246

Amortization expense was $165,969, $5,497,553 and $20,778,153 for the years ended December 31, 2008, 2009 and 2010, respectively. The Group expects to record amortization expense of $21,360,550, $21,008,185, $21,297,246, $20,767,186 and $20,514,450 for the years ending December 31, 2011, 2012, 2013, 2014 and 2015, respectively.
7. Goodwill
Changes in the carrying amount of goodwill by segment are as follows:

	Real Estate
	Information
	and	Real Estate
	Consulting	Online	Other
	Services	Services	Services	Total
	$	$	$	$
Balance as of January 1, 2009	3,602,892	—	666,257	4,269,149
Goodwill recognized upon acquisition	747,897	444,885,665	—	445,633,562

Balance as of December 31, 2009	4,350,789	444,885,665	666,257	449,902,711
Goodwill recognized upon acquisition	—	396,736	—	396,736

Balance as of December 31, 2010	4,350,789	445,282,401	666,257	450,299,447

8. Other Income (Expense), net

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Government subsidies	—	2,426,546	2,143,869
Reimbursement income from depository agent	—	86,250	215,441
Gain from sales of properties held for sale	—	52,303	1,063,322
Gain from bargain purchase	—	—	392,524
Foreign exchange gain (loss)	(1,341,165)	159,933	(641,043)

Total other income (expense), net	(1,341,165)	2,725,032	3,174,113

9. Income Tax
The provision for income taxes is comprised of the following:

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Current Tax
PRC	3,976,671	9,172,473	5,879,728
Other	848,852	2,655	2,316,883

	4,825,523	9,175,128	8,196,611

Deferred Tax
PRC	(104,508)	(2,868,515)	(5,405,114)

Income tax expense	4,721,015	6,306,613	2,791,497

Cayman Islands and British Virgin Islands
Under the current laws of the Cayman Islands and the British Virgin Islands, the Company and CRIC BVI are not subject to tax on their respective income or capital gains. In addition, the Cayman Islands and the British Virgin Islands do not impose withholding tax on dividend payments.
Hong Kong
The Company’s subsidiaries in Hong Kong is subject to a profit tax at the rate of 16.5%, 16.5% and 16.5% on assessable profit determined under relevant Hong Kong tax regulations for 2008, 2009 and 2010, respectively.
PRC
On January 1, 2008, a new Enterprise Income Tax Law in China took effect. The new law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises.
Shanghai CRIC was approved as a high and new technology enterprise and is therefore subject to a 15% preferential income tax rate for the years from 2008 through 2010. In May 2010, Shanghai CRIC was granted software enterprise status, which exempted it from income taxes for 2009 and provided a 50% reduction in its income tax rate from 2010 through 2012. Shanghai CRIC received a $4,286,591 tax refund in the second quarter of 2010 related to its 2009 tax payment, which was recognized as a component of income tax benefit during 2010.
In February 2009, Shanghai SINA Leju Information Technology Co., Ltd. (“SHLJ”), COHT’s subsidiary in China, was granted software enterprise status, which qualifies the subsidiary to be exempted from income taxes for 2009, followed by a 50% reduction in income tax rate from 2010 through 2012.
Note: The aggregate amount and per share effect of the tax holiday are as follows:

	Years Ended December 31,
	2008	2009	2010
	$	$	$
The aggregate dollar effect	—	1,433,584	8,006,036
Per share effect—basic	—	0.02	0.06
Per share effect—diluted	—	0.02	0.05
The Group has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. The Group had no material uncertain tax positions as of December 31, 2009 or 2010 or material unrecognized tax benefit which would favorably affect the effective income tax rate in future periods. The Group classifies interest and penalties related to income tax matters in income tax expense. As of December 31, 2010, the amount of interest and penalties related to uncertain tax positions was immaterial.
The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.
According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of tax liability exceeding RMB100,000 (approximately $15,100 under the current exchange rate) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion. The Group’s major operating entity, CRIC Shanghai, is therefore subject to examination by the PRC tax authorities from inception through 2010 on both transfer pricing and non-transfer pricing matters.

The principal components of the deferred income tax asset and liabilities are as follows:

	As of December 31,
	2009	2010
	$	$
Deferred tax assets:
Accrued salary expenses	782,048	2,022,840
Bad debt provision	1,576,713	1,204,525
Net operating loss carryforwards	808,325	2,310,837
Others	44,553	629,309

Gross and net deferred tax assets	3,211,639	6,167,511

Analysis as:
Current	3,046,040	4,738,649
Non-current	165,599	1,428,862

Deferred tax liabilities:
Amortization of intangible and other assets	42,031,640	39,969,421

Total deferred tax liabilities	42,031,640	39,969,421

Analysis as:
Current	—	—
Non-current	42,031,640	39,969,421
Reconciliation between the provision for income tax computed by applying the statutory tax rate to income before income taxes and the actual provision for income taxes is as follows:

	Years Ended December 31,
	2008	2009	2010
PRC income tax rate	25.00%	25.00%	25.00%
Expenses not deductible for tax purposes	3.40%	4.86%	13.52%
Effect of tax preference	(9.04)%	(12.79)%	(12.84)%
Effect of different tax rate of subsidiary operations in other jurisdiction	(1.59)%	(0.53)%	(1.48)%
Tax refund	—	—	(14.80)%
Other	—	(0.73)%	0.24%

	17.77%	15.81%	9.64%

As of December 31, 2010, the Group had net operating loss carryforwards of $9,243,347, which will expire if not used between 2013 and 2015.
Undistributed earnings of the Company’s PRC subsidiaries of approximately $97.4 million at December 31, 2010 are considered to be indefinitely reinvested and, accordingly, no provision for PRC dividend withholding tax has been provided thereon. Upon distribution of those earnings generated after January 1, 2008, in the form of dividends or otherwise, the Group would be subject to the then applicable PRC tax laws and regulations. For distribution of those earnings generated before January 1, 2008, the distributions are exempt from PRC withholding tax.
10. Share-Based Compensation
E-House Holdings’ Share Incentive Plan (“the E-House Plan”)
During the year ended December 31, 2006, E-House Holdings adopted the E-House Plan, which allows E-House Holdings to offer a variety of share-based incentive awards to employees, officers, directors and individual consultants who render services to E-House. Under the plan, E-House Holdings authorized 3,636,364 ordinary shares or 5% of the then total shares outstanding of E-House Holdings, to grant as options or restricted shares over a three-year period. In October 2010, E-House Holdings authorized 4,013,619 ordinary shares to be added to the award pool on the third anniversary of July 16, 2007, i.e., July 16, 2010, so that the total number of shares reserved for future issuance under the E-House Plan equal 5% of the total number of outstanding shares of E-house Holdings as of July 16, 2010. Options have a ten-year life. Share options granted under the E-House Plan can be settled by the employee either by cash or net settled by shares. E-House allocated $1,253,890, $1,068,397 and $641,956 of share-based compensation expense under the E-House Plan to CRIC for the three years presented (Note 1).
The Company’s Share Incentive Plan (“the CRIC Plan”)
On September 9, 2008, the Company adopted the CRIC Plan to provide additional incentives to employees, directors and consultants who render services to CRIC. Under the CRIC Plan, the maximum number of shares that may be issued shall be 15% of the total outstanding shares of the Company on an as-converted basis assuming all options outstanding were converted into shares as of the effective date of the CRIC Plan, plus an additional number of shares to be added on each of the third, sixth and ninth anniversary of the effective date of the CRIC Plan.

Share Options:
During 2009, the Company granted 7,591,500 and 1,100,500 options to purchase its ordinary shares to certain of the Group’s employees and E-House’s employees, respectively, at an exercise price from $3.00 to $8.00 per share pursuant to the CRIC plan. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of one to four years.
The Company used the binomial model to estimate the fair value of the options granted under the CRIC Plan, using the following assumptions:

2009
Average risk-free rate of return	3.22%
Contractual life of option	10 years
Average estimated volatility rate	71.79%
Average dividend yield	0.00%
On July 15, 2009, the Company modified the number and vesting schedule of 756,000 options previously granted on January 1, 2009. The modification decreased the number of options to 251,500 and reduced the vesting period from four years to one to two years. The modification did not result in any incremental compensation expense.
On July 30, 2009, the Company granted 300,000 restricted shares to an E-House employee to replace the same number of options previously granted under the CRIC Plan. The purchase price of the restricted shares is $3.00 per share for 250,000 shares and $6.00 per share for 50,000 shares, which was the exercise price of the options that were replaced. The vesting and other requirements imposed on the restricted shares were also the same as under the original option grant. The modification did not result in any incremental compensation expense. Cash received from the purchase of the restricted shares that remain unvested are recorded as an amount due to related party as of December 31, 2009 and 2010. During 2010, 75,000 restricted shares were vested.
The weighted-average grant-date fair value of the options granted in 2009 was $3.72 per share. For the year ended December 31, 2009 and 2010, the Group recorded compensation expense of $3,732,944 and $6,055,002 for the share options granted to the Group’s employees and recorded dividends to E-House of $1,023,329 and $2,529,353 for the share options granted to E-House’s employees, respectively.
Replacement of the Company’s Option for COHT’s Option (“Options Replacement Program”)
Effective upon the Company’s IPO and in connection with its acquisition of COHT (Replacement Date), the Company exchanged 3,609,000 of its options (“Replacement Options”) under the CRIC Plan for the same number of the options (“Replaced Options”) that had been previously granted to certain employees of SINA and COHT under COHT’s 2008 Share Incentive Plan (“the 2008 COHT Plan”), with other terms unchanged. The Company capitalized $14,960,796 as part of the cost of acquiring COHT in regard to the Options Replacement Program, which the Company computed as the fair value of the Replaced Options on the Replacement Date multiplied by the ratio of pre-acquisition services to the requisite service period of the Replaced Options, which is the same requisite service period of the Replacement Options. The difference between the fair value of the Replacement Options on the Replacement Date and the amount capitalized as part of the cost of acquiring COHT of $27,720,433 will be recognized over the remaining requisite service period of approximately 3.3 years.
The Company used the binomial model to estimate the fair value of both the Replaced Options and Replacement Options using the following assumptions:

2009
Average risk-free rate of return	2.47%
Contractual life of option	5.2 years
Average estimated volatility rate	63.18%
Average dividend yield	0.00%
The Replacement Date fair value of the Replaced Options and Replacement Options was $10.64 and $11.44 per share, respectively. For the year ended December 31, 2009 and 2010, the Company recorded compensation expense of $2,219,581 and $8,679,164 associated with the Replacement Options, respectively.

A summary of option activity under the CRIC Plan during the year ended December 31, 2010 is presented below.

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Number of	Exercise	Contractual	Value of
	Options	Price	Term	Options
		$		$
Outstanding, as of January 1, 2010	11,342,000	3.16
Exercised	(752,183)	2.07
Forfeited	(153,788)	3.06
Modified	—
Cancelled	—
Outstanding, as of December 31, 2010	10,436,029	3.24	6.94 years	66,324,196
Vested and expected to vest as of December 31, 2010	10,170,559	3.24	6.94 years	64,706,092
Exercisable as of December 31, 2010	3,176,323	2.82	6.38 years	21,533,694
The total intrinsic value of options exercised was nil, nil and $5,167,543 during the year ended December 31, 2008, 2009 and 2010, respectively
As of December 31, 2010, there was $32,650,256 of total unrecognized compensation expense related to unvested share options granted under the CRIC Plan. That cost is expected to be recognized over a weighted-average period of 2.06 years.
Restricted Shares:
A summary of restricted shares activity under the CRIC Plan as of December 31, 2010 and changes for the year then ended is presented below:

		Weighted
	No. of	Average
	Restricted	Grant-Date
	Shares	Fair Value
Unvested as of January 1, 2010	300,000	2.59
Granted	—
Vested	(75,000)	2.59
Forfeited	—
Unvested as of December 31, 2010	225,000	2.59
The Company recorded a dividend to E-House of $148,056 and $180,322 for restricted shares granted to the E-House employee for the year ended December 31, 2009 and 2010, respectively.
The total fair value of restricted shares vested was nil, nil and $194,196 during the year ended December 31, 2008, 2009 and 2010, respectively
As of December 31, 2010, there was $392,905 of total unrecognized compensation expense related to restricted shares granted under the CRIC Plan. That cost is expected to be recognized over a weighted-average period of 2.21 years.
11. Employee Benefit Plans
The Company’s PRC subsidiaries are required by law to contribute a certain percentages of applicable salaries for retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits. The PRC government is directly responsible for the payments of such benefits. The Group contributed $1,337,295, $2,779,901 and $7,810,794 for the years ended December 31, 2008, 2009 and 2010, respectively, for such benefits.
12. Distribution of Profits
Pursuant to laws applicable to entities incorporated in the PRC, the Company’s subsidiaries must make appropriation from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until such cumulative appropriation reaches 50% of the registered capital; the other fund appropriations are at the Group’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. The amount of the reserve fund for the Group as of December 31, 2009 and 2010 was $5,960,287 and $10,257,883, respectively.
In addition, the share capital of the Company’s PRC subsidiaries of $43,073,186 and $60,273,186 as of December 31, 2009 and 2010, respectively, was considered restricted due to restrictions on the distribution of share capital.
As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to $70,531,069 as of December 31, 2010.
13. Segment Information
The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Group’s CODM has been identified as the chief executive officer, who reviews consolidated and segment results when making decisions about allocating resources and assessing performance of the Group.

The Group has four operating segments: 1) real estate information and consulting services, 2) real estate online services, 3) real estate advertising services and 4) promotional events services. The real estate advertising services segment commenced in 2008. The real estate online services segment started as a result of the acquisition of COHT in October 2009. The promotional events service segment started as a result of the acquisition of a promotional events provider in 2010. In 2010, the real estate advertising services segment and promotional events services segment did not meet the significance threshold for separate disclosure and have been combined in the other services segment. The Group’s CODM reviews net revenue, cost of sales, operating expenses, income from operations and net income for each operating segment and does not review balance sheet information. Corporate expenses such as selling, general and administrative expenses and interest income are not allocated among segments and are recorded as non-allocated items.
The following table summarizes the selected revenue and expense information for each operating segment for the years ended December 31, 2010, 2009 and 2008:

	Real Estate
	Information
	and	Real Estate
	Consulting	Online	Other
2010	Services	Services	Services	Non-Allocated	Total
	$	$	$	$	$
Revenues from external customers	87,567,438	66,855,128	19,731,898	—	174,154,464
Cost of revenues	(3,016,516)	(26,361,391)	(11,631,654)	—	(41,009,561)
Selling, general and administrative expenses	(35,270,399)	(54,741,152)	(8,218,179)	(10,859,253)	(109,088,983)

Income (loss) from operations	49,280,523	(14,247,415)	(117,935)	(10,859,253)	24,055,920
Interest income	1,156,337	286,154	109,521	174,568	1,726,580
Other income (loss), net	2,360,398	(22,831)	733,717	102,829	3,174,113

Income (loss) before taxes and equity in affiliates	52,797,258	(13,984,092)	725,303	(10,581,856)	28,956,613
Income tax benefit (expense)	(2,911,786)	455,815	(335,526)	—	(2,791,497)

Income (loss) before equity in affiliates	49,885,472	(13,528,277)	389,777	(10,581,856)	26,165,116
Income from equity in affiliates	(271,300)	(5,085)	—	—	(276,385)

Net income (loss)	49,614,172	(13,533,362)	389,777	(10,581,856)	25,888,731

	Real Estate
	Information
	and	Real Estate
	Consulting	Online	Other
2009	Services	Services	Services	Non-Allocated	Total
	$	$	$	$	$
Revenues from external customers	68,045,340	13,829,937	13,778,533	—	95,653,810
Cost of revenues	(1,865,697)	(4,930,280)	(6,014,185)	—	(12,810,162)
Selling, general and administrative expenses	(22,723,019)	(11,359,944)	(5,690,497)	(8,275,069)	(48,048,529)
Gain from settlement of pre-existing relationship	2,100,832	—	—	—	2,100,832

Income (loss) from operations	45,557,456	(2,460,287)	2,073,851	(8,275,069)	36,895,951
Interest income	166,521	23,722	27,635	61,201	279,079
Other income, net	2,481,451	5,814	—	237,767	2,725,032

Income (loss) before taxes and equity in affiliates	48,205,428	(2,430,751)	2,101,486	(7,976,101)	39,900,062
Income tax benefit (expense)	(6,710,032)	957,085	(553,666)	—	(6,306,613)

Income (loss) before equity in affiliates	41,495,396	(1,473,666)	1,547,820	(7,976,101)	33,593,449
Income from equity in affiliates	—	22,015,607	—	—	22,015,607

Net income (loss)	41,495,396	20,541,941	1,547,820	(7,976,101)	55,609,056

	Real Estate
	Information
	and Consulting	Other
2008	Services	Services	Non-Allocated	Total
	$	$	$	$
Revenues from external customers	49,116,061	932,469	—	50,048,530
Cost of revenues	(2,855,398)	(41,849)	—	(2,897,247)
Selling, general and administrative expenses	(13,776,504)	(1,865,669)	(4,177,700)	(19,819,873)

Income (loss) from operations	32,484,159	(975,049)	(4,177,700)	27,331,410
Interest income	415,512	3,779	1,226	420,517
Foreign exchange loss	(1,323,858)	—	(17,307)	(1,341,165)

Income (loss) before taxes and equity in affiliates	31,575,813	(971,270)	(4,193,781)	26,410,762
Income tax benefit (expense)	(4,917,503)	196,488	—	(4,721,015)

Income (loss) before equity in affiliates	26,658,310	(774,782)	(4,193,781)	21,689,747
Income from equity in affiliates	—	—	153,700	153,700

Net income (loss)	26,658,310	(774,782)	(4,040,081)	21,843,447

Geographic
Substantially all of the Group’s revenues from external customers and long-lived assets are located in the PRC.
Major customers
Details of the revenues for customers accounting for 10% or more of total revenues are as follows:

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Customer A	28,321,400	28,374,431	23,715,171
Customer B	*	10,846,980	*
Customer C	7,788,385	*	*
Customer D	5,144,560	*	*

*	indicates the revenue from these customers was less than 10% in the stated periods.
Details of the accounts receivable from customers accounting for 10% or more of total accounts receivable are as follows:

	As of December 31,
	2009	2010
	$	$
Customer B	6,150,942	*
Customer E	4,210,564	12,701,252
Customer F	5,179,182	*
Customer G	3,368,519	*
Customer I	*	7,337,703

*	indicates the accounts receivable from the customer was less than 10% as of the stated year end.

14. Related Party Balances and Transactions
The table below sets forth major related parties and their relationships with the Group:

Company Name	Relationship with the Group
E-House	Under common control of E-House Holdings

E-House China Real Estate Investment Fund I, L.P. (“the Fund”)	Partially owned by Mr. Xin Zhou, co-chairman of CRIC and executive chairman of E-House

SINA	Mr. Charles Chao, co-chairman of CRIC and director and chief executive officer of SINA (related party since October 16, 2009)
These consolidated financial statements include transactions with E-House and its subsidiaries. Furthermore, E-House provided certain corporate services for the consolidated financial statement periods presented. During the year ended December 31, 2008, E-House waived net receivables from the Group of $2,591,770, which the Group recorded as a capital contribution. During the years ended December 31, 2009 and 2010, the Group waived net receivables from E-House and its consolidated subsidiaries of $997,000 and $60,044, respectively, and recorded such amounts as distributions to E-House in equity.
During the years ended December 31, 2008 and 2009, E-House loaned $8,400,000 and $2,499,977, respectively, to fund capital injections into CRIC’s PRC subsidiaries. Such amounts have been waived by E-House and have been reflected as capital contributions as of the date such loans were originally made.
During the years ended December 31, 2008, 2009 and 2010, significant related party transactions were as follows:

	Years Ended December 31,
	2008	2009	2010
	$	$	$
Corporate selling, general and administrative expenses allocated from E-House (Note 1)	3,516,284	2,477,446	—
Corporate service provided by E-House under onshore/offshore transitional service agreement (Note 1)	—	583,650	1,522,497
Online advertising agency fee paid to SINA	—	852,153	2,545,106

Revenues:
Information and consulting services provided to E-House	—	6,338,045	16,157,318
Online advertising services provided to E-House	—	—	50,457
Advertising and promotional events services provided to E-House	169,928	2,378,823	1,828,127
Other services provided to SINA	—	—	1,824,458

Related party revenues — subtotal*	169,928	8,716,868	19,860,360

*	related party revenues include sales related taxes of $9,346, $447,738 and $1,014,909 for the years ended December 31, 2008, 2009 and 2010, respectively.
The transactions are measured at the amount of consideration established and agreed to by the related parties, which approximate amounts charged to third parties.
In connection with the Company’s acquisition of SINA’s interest in COHT, COHT and SINA have entered into a new advertising agency agreement, which took effect upon the closing of the transaction. Under the new advertising agency agreement, COHT will continue to operate SINA’s existing real estate and home furnishing channels and will develop a new real estate-related channel on sina.com.cn, and will have the exclusive right to sell advertising relating to real estate, home furnishing and construction materials on these three channels as well as SINA’s other websites. If COHT sells advertising on SINA’s websites other than the real estate and home furnishing channels, it pays SINA a fee for the revenues generated from these sales.
Amounts due from related parties was $2,460,572 as of December 31, 2009, which includes $1,025,157 due from the Fund, representing a deposit payment made on behalf of the Fund, and $1,435,415 due from E-House for real estate information and consulting services and advertising services. Amounts due from related parties was $5,079,850 as of December 31, 2010, which represents amounts due from E-House for real estate information and consulting services, online services and other services provided.

As of December 31, 2009 and 2010, amounts due to related parties were comprised of the following:

	As of December 31,
	2009	2010
	$	$
E-House	147,962	25,294
SINA	6,102,606	1,971,920
E-House management	1,050,000	787,500

Total	7,300,568	2,784,714

The amount due to E-House as of December 31, 2009 and 2010 reflects the expenses paid on behalf of CRIC by E-House. The balance is interest free and payable on demand. The amount due to SINA as of December 31, 2009 and 2010 represents online advertising agency fees payable to SINA. The amount due to E-House management represents consideration paid by management for unvested restricted shares.
The rollforward of the intercompany receivable balance with E-House for the years ended December 31, 2009 and 2010 is as follows:

	Years Ended December 31,
	2009	2010
	$	$

Balance at January 1	—	1,435,415
Collection of loans granted to E-House	—	—
Loans received from E-House	(2,499,977)	—
Corporate expenses allocated from E-House	(2,477,446)	—
Group revenues, net of expenses, collected by E-House	3,474,446	—
Related party balance waivers	1,502,977	60,044
Services provided to E-House	8,716,868	18,035,902
Consulting services fee collected by E-House on behalf of CRIC	1,148,711	—
Transitional services fee charged from E-House	(583,650)	(1,522,497)
Payments received for services	(7,846,514)	(12,929,014)

Balance at December 31	1,435,415	5,079,850

15. Commitments and contingencies
a) Operating lease commitments
The Group has operating lease agreements principally for its office properties in the PRC. Such leases have remaining terms ranging from six to 60 months and are renewable upon negotiation. Rental expense was $833,976, $3,289,241 and $6,098,060 for the years ended December 31, 2008, 2009 and 2010, respectively.
Future minimum lease payments under non-cancelable operating lease agreements at December 31, 2010 were as follows:

Year Ending December 31	$
2011	4,689,150
2012	2,626,216
2013	1,579,594
2014	195,593
2015	105,118

Total	9,195,671

b) Baidu’s web channels commitments
In August 2010, the Group entered into a cooperation agreement with a four-year term with Baidu for the exclusive rights to build and operate Baidu’s web channels related to real estate and home furnishing.
Future minimum payments under the non-cancelable agreements at December 31, 2010 were as follows:

Year Ending December 31	$
2011	7,549,800
2012	7,549,800
2013	7,549,800

Total	22,649,400

c) Contingencies
The Group is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Group. The Group does not believe that any of these matters will have a material adverse effect on its business, assets or operations.
16. Subsequent Events
In March 2011, the Group acquired Firmway Holdings Limited (“Firmway”), which holds a 20-year lease for a building in Shanghai, which the Group intends to use as its corporate offices upon construction completion. The Group acquired Firmway for $12 million from the Fund.
In March 2011, the Company granted 2,782,000 options to purchase its ordinary shares to certain of the Group’s employees at an exercise price of $7.02 per share pursuant to CRIC plan. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of two to three years. The Company expects to recognize $11.0 million in compensation expense ratably over the vesting period.
In March 2011, the Company was authorized, but not obligated, by its board of directors to repurchase up to $50 million of the Company’s ADSs within one year.